Exhibit 99.1

VOLCANO REPORTS 12 PERCENT INCREASE IN FIRST QUARTER REVENUES
MEDICAL SEGMENT REVENUES INCREASE 15 PERCENT
(SAN DIEGO, CA), May 2, 2012-Volcano Corporation (NASDAQ: VOLC), a leading developer and manufacturer of precision guided therapy tools designed to enhance the diagnosis and treatment of coronary and peripheral vascular disease, today said revenues in the first quarter of 2012 increased 12 percent over the same period a year ago.
For the quarter ended March 31, 2012, Volcano reported revenues of $90.4 million versus revenues of $81.0 million in the first quarter a year ago. Year-over-year medical segment revenues increased 15 percent in the first quarter of 2012. Industrial segment revenues in the first quarter declined 48 percent versus a year ago, due to the continued lack of network capacity spending by telecom service providers.
The company reported GAAP net income of $271,000, or $0.00 per diluted share, in the first quarter of 2012, versus net income of $1.2 million, or $0.02 per diluted share in the first quarter of 2011.
“Volcano began 2012 with a solid performance as we continued to increase our market presence as the leading precision guided therapy company. Our growth strategy is being facilitated by the increasing focus on medical necessity, quality and documentation for procedures. By providing precision guided therapy, our Functional PCI technologies address both clinical and economic needs faced by physicians and hospitals,” said Scott Huennekens, president and chief executive officer.
“Our activity in the U.S. and Japan met or exceeded our expectations, helping us generate an 18 percent increase in medical disposable revenues, including a 37 percent increase in FFR (Fractional Flow Reserve) disposable sales and a 12 percent increase in sales of IVUS (Intravascular Imaging) disposables. We experienced a nominal decline in Europe due to a slowing economy and our decision to transition to direct in Spain earlier than previously planned. As we have accomplished in Japan and other countries, by going direct we expect to see an acceleration of Volcano growth and market penetration in new direct markets over time,” he added.
Guidance for 2012
The company reconfirmed prior guidance for 2012. The company continues to expect that revenues will be in the range of $392-$399 million. The company reconfirmed guidance for gross margins of 64-65 percent and operating expenses of 57-58 percent of revenues in 2012.
The company also reconfirmed that it expects a tax rate of approximately 40 percent and earnings per diluted share of $0.21-$0.24. Weighted average shares on a fully diluted basis at the end of 2012 are expected to be 55.5 million.
Conference Call Information
The company will hold a conference call at 2 p.m., Pacific Daylight Time, (5 p.m., Eastern Daylight Time), today. The teleconference can be accessed by calling (631) 291-4555, passcode 70731296, or via the company's website at http://www.volcanocorp.com. Please dial in or access the webcast 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available through May 9 at (404) 537-3406, passcode 70731296, and via the company's website at http://www.volcanocorp.com.
About Volcano
Volcano Corporation is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information-using sound and light as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together. For more information, visit the company's website at www.volcanocorp.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation

Reform Act of 1995. Any statements in this press release regarding Volcano's business that are not historical facts may be considered “forward-looking statements.”
Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that may cause Volcano's actual results to differ materially and adversely from statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ include the risk that Volcano's revenue, expense, earnings, margin or tax rate projections may turn out to be inaccurate or Volcano may encounter unanticipated difficulty in achieving those projections, the effect of competitive and economic factors, and the company's reactions to those factors, purchasing decisions with respect to the company's products, the pace and extent of market adoption of the company's products and technologies, the inherent uncertainty in the process of obtaining regulatory approval or clearance for Volcano's products or devices, the success of Volcano's growth strategies, risks associated with Volcano's international operations, including currency exchange rate fluctuations, timing and achievement of product development milestones, outcome of ongoing litigation, the impact and benefits of market development, our ability to protect our intellectual property, dependence upon third parties, product introductions, unexpected new data, safety and technical issues, market conditions and other risks inherent to medical and/or telecom device development and commercialization. These and additional risks and uncertainties are more fully described in Volcano's filings made with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.
Contact Information:
John Dahldorf
Chief Financial Officer
Volcano Corporation
(858) 720-4020
or
Neal Rosen
(650) 458-3014

VOLCANO CORPORATION
REVENUE SUMMARY
(in millions)
(unaudited)

	Three Months Ended March 31,		Percentage Change
	2012	2011	2011 to 2012
Medical segment:
Consoles:
United States	$5.2	$5.9	(12)%
Japan	0.9	0.6	42
Europe	1.1	2.4	(55)
Rest of world	0.9	1.0	(7)
Total Consoles	$8.1	$9.9	(18)%

IVUS single-procedure disposables:
United States	$19.7	$18.2	8%
Japan	26.6	22.2	20
Europe	5.4	5.5	(2)
Rest of world	1.8	1.7	8
Total IVUS single-procedure disposables	$53.5	$47.6	12%

FM single-procedure disposables:
United States	$11.7	$8.1	45%
Japan	1.8	0.9	92
Europe	6.2	5.1	21
Rest of world	0.5	0.6	(21)
Total FM single-procedure disposables	$20.2	$14.7	37%

Other	$6.6	$4.9	36%
Sub-total medical segment	$88.4	$77.1	15%

Industrial segment	$2.0	$3.9	(48)%
Total	$90.4	$81.0	12%

VOLCANO CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues	$90,360	$80,995
Cost of revenues	29,573	27,874
Gross profit	60,787	53,121
Operating expenses:
Selling, general and administrative	44,345	35,460
Research and development	13,649	13,088
Amortization of intangibles	872	855
Total operating expenses	58,866	49,403
Operating income	1,921	3,718
Interest income	230	243
Interest expense	(1,472)	(2,005)
Exchange rate loss	(175)	(388)
Other, net	(96)	—
Income before income tax	408	1,568
Income tax expense	137	412
Net income	$271	$1,156
Net income per share:
Basic	$0.01	$0.02
Diluted	$—	$0.02
Shares used in calculating net income per share:
Basic	52,929	51,766
Diluted	54,985	54,215

VOLCANO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)
	Three Months Ended March 31,
	2012	2011
Operating activities
Net income	$271	$1,156
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,791	5,560
Amortization of investment premium, net	269	736
Accretion of debt discount on convertible senior notes	1,212	1,138
Non-cash stock compensation expense	3,617	3,094
Other non-cash adjustments	306	873
Changes in operating assets and liabilities:	(961)	(12,359)
Net cash provided by operating activities	10,505	198
Investing activities
Purchase of short-term and long-term available-for-sale securities	(110,762)	(83,908)
Sale or maturity of short-term and long-term available-for-sale securities	67,577	98,790
Capital expenditures	(14,437)	(6,747)
Cash paid for other intangibles and investments	(758)	(313)
Proceeds from foreign currency exchange contracts	—	374
Payment for foreign currency exchange contracts	—	(817)
Net cash (used in) provided by investing activities	(58,380)	7,379
Financing activities
Repayment of debt	(22)	(10)
Proceeds from sale of common stock under employee stock purchase plan and exercise of common stock options	4,887	4,694
Net cash provided by financing activities	4,865	4,684
Effect of exchange rate changes on cash and cash equivalents	(562)	(2,686)
Net (decrease) increase in cash and cash equivalents	(43,572)	9,575
Cash and cash equivalents, beginning of year	107,016	43,429
Cash and cash equivalents, end of year	$63,444	$53,004

VOLCANO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$63,444	$107,016
Short-term available-for-sale investments	133,181	112,327
Accounts receivable, net	66,365	69,469
Inventories	39,258	41,306
Prepaid expenses and other current assets	20,342	19,939
Total current assets	322,590	350,057
Restricted cash	712	692
Long-term available-for-sale investments	53,022	30,919
Property and equipment, net	90,939	81,097
Intangible assets, net	15,069	15,245
Goodwill	2,487	2,487
Other non-current assets	17,170	16,227
	$501,989	$496,724

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$12,596	$12,911
Accrued compensation	17,187	20,251
Accrued expenses and other current liabilities	17,222	16,689
Deferred revenues	7,278	7,077
Current maturities of long-term debt	76	72
Total current liabilities	54,359	57,000
Convertible senior notes	96,833	95,663
Other long-term debt	47	74
Deferred revenues	3,127	3,168
Other	1,806	1,582
Total liabilities	156,172	157,487
Stockholders' equity	345,817	339,237
	$501,989	$496,724